Exhibit 16.1

April 24, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Zhong Sen International Tea Company

File Ref. No. 000-54163

We have read the statements of Zhong Sen International Tea Company pertaining to our firm included under Item 4.01 of Form 8-K dated April 17, 2013 and disagree with such statements as they pertain to our firm.

The following discrepancies were noted:

1. The firm name in the first paragraph should be Liggett, Vogt & Webb, P.A.

2. We were not notified of the change in auditors until April 23, 2013, which was a result of our inquiries regarding the recently filed Form 10-Q, which was not reviewed by our firm.

Regards

Liggett, Vogt & Webb, P.A.

LIGGETT, VOGT & WEBB, P.A.
Certified Public Accountants